Exhibit 7.27

Execution Version

Equitable Mortgage Over Shares
in
iKang Healthcare Group, Inc.

         24 August          2018

SHANGHAIMED, INC.

(as Mortgagor)

and

GOPHER GLOBAL CREDIT FUND II

(as Mortgagee)

This Equitable Mortgage is made on  24  day of                                 August 2018

Between:

(1)                                 SHANGHAIMED, INC., a company incorporated and existing under the laws of the British Virgin Islands (registration number: 572820) with its registered office at Moore Stephens International Services (BVI) Limited, Palm Grove House, P.O. Box 3186, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (the “Mortgagor”); and

(2)                                 GOPHER GLOBAL CREDIT FUND II (the “Mortgagee”).

Whereas:

(A)                               Pursuant to the Facility Agreement (as defined below), the Mortgagee has agreed to provide a US$11,000,000 term loan facility subject to the terms and conditions set out in the Facility Agreement.

(B)                               It is a condition precedent of the Facility Agreement that the Mortgagor enters into this equitable mortgage and assignment of rights over shares in the Company.

It is agreed as follows:

1                                         Definitions and Interpretation

1.1                               In this Mortgage (except where the context otherwise requires) words and expressions shall have the same meanings assigned to them as defined in the Facility Agreement and the following words and expressions shall have the following meanings:

“Business Day”	means any day which is not a Saturday or Sunday or a public holiday in the place or at which the notice is left or sent;

“Company”	means iKang Healthcare Group, Inc, an exempted company incorporated with limited liability under the laws of the Cayman Islands;

“Enforcement Notice”	means an enforcement notice served by the Mortgagee on the Mortgagor pursuant to clause 19.15 (Acceleration) of the Facility Agreement;

“Dissolution”

means any person, any corporate action, legal proceedings or other procedure or step taken in relation to:

(i)             the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(ii)          any composition, compromise, assignment or arrangement with any of its creditors;

(iii)       the appointment of any liquidator, receiver, administrative receiver, compulsory manager or other similar officer in respect of it or any of its assets;

or any analogous procedure or step taken in any jurisdiction;

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands;

“Event of Default”	has the meaning given to such term under the Facility Agreement;

“Facility Agreement”

means the US$11,000,000 term loan facility agreement dated on or about the date of this Mortgage, between, inter alios, the Mortgagor and the Mortgagee, as amended from time to time (including any amendment to the amount, composition or purpose of the facilities provided for therein and liabilities imposed thereunder, however fundamental);

“Finance Documents”	has the meaning given to it in the Facility Agreement.

“Gross Negligence”	in relation to a person means a standard of conduct beyond negligence whereby that person acts with reckless disregard for the consequences of a breach of a duty of care owed to another;

“Indebtedness”

means any obligation for the payment or repayment of money in any currency, whether present or future, actual or contingent, joint or several, whether incurred as principal or surety or in any other way whatever, and including principal, interest, commission, fees and other charges;

“Initial Shares”	means the securities listed in Schedule 1 which are all registered in the name of the Mortgagor;

“Liability”	means any liability, damage, loss, cost, claim or expense of any kind or nature, whether direct, indirect, special, consequential or otherwise;

“Material Adverse Effect”	has the meaning given to it in the Facility Agreement;

“Mortgaged Shares”

means the Initial Shares and additional certificated shares of Listco pledged to the Mortgagee in accordance with the terms of the Facility Agreement from time to time;

(a)                                 all dividends, interest and other income paid or payable in relation to any Mortgaged Shares; and

(b)                                 all shares, securities, rights, monies or other property accruing, offered or issued at any time by way of redemption, conversion, exchange, substitution, preference, option or otherwise in respect of any Mortgaged Shares (including but not limited to proceeds of sale).

“Receiver”	has the meaning given to it in Clause 10;

“Retention Period”

means, in relation to any Relevant Transaction (with the meaning given to it in clause 7.1), the period which commences on the date when that Relevant Transaction was made or given, and which ends on the date falling one month after the expiration of the maximum period within which that Relevant Transaction can be avoided, reduced or invalidated by virtue of any applicable law;

“Secured Obligations”

means all principal sums of money and liabilities now or in the future due, owing or payable by any and all Obligors to the Mortgagee under or in connection with the Finance Documents, whether actually or contingently, solely and/or jointly with any other person, whether as principal or surety and whether or not the Mortgagee was an original party to such Finance Document or the relevant transaction contemplated thereby, together with all interest, commission, fees, charges, costs and expenses and other sums and payments for which any Obligor may be or become liable to the Mortgagee in respect of, under or in connection with any Finance Documents (after as well as before any demand or judgment) including (without limitation) Tax gross-ups or indemnities, stamp Taxes and Indirect Taxes payable under the Facility Agreement;

“Security Documents”	has the meaning given to it in the Facility Agreement;

“Security Interest”	means any mortgage, charge, pledge, lien, encumbrance, right of set off or any security interest, howsoever created or arising;

1.2                               In this Mortgage:

(a)                                 any reference to a Recital, Clause or Schedule is to the relevant Recital, Clause or Schedule of or to this Mortgage;

(b)                                 the clause headings are included for convenience only and shall not affect the interpretation of this Mortgage;

(c)                                  use of the singular includes the plural and vice versa;

(d)                                 use of any gender includes the other gender;

(e)                                  any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; and

(f)                                   references to this Mortgage or any other document (including any Finance Document) or agreement are to be construed as references to this Mortgage or such other document as varied in any manner from time to time, even if changes are made to the composition of the parties to this Mortgage or such other document or to the nature or amount of any facilities made available under such other document;

(g)                                  indebtedness due, owing or incurred under the Finance Documents shall include all moneys, obligations and liabilities due, owing or incurred in respect of any variations or increases in the amount or composition of the facilities provided for therein or the obligations and liabilities imposed thereunder however fundamental;

(h)                                 sections 8 and 19(3) of the Electronic Transactions Law shall not apply; and

(i)                                     no person shall be found to have committed actual fraud or wilful default under this Mortgage unless or until a court of competent jurisdiction shall have made a finding to that effect.

1.3                               If any conflict arises between the covenants and undertakings in this Mortgage and the corresponding covenants and undertakings in the Facility Agreement, the covenants and undertakings given in the Facility Agreement shall prevail.

1.4                               Expressions defined in the Companies Law of the Cayman Islands as in effect from time to time (and not redefined in this Mortgage) shall have the same meanings in this Mortgage, except that the expression “company” shall include a body corporate established outside the Cayman Islands.

1.5                               The Recitals and Schedules form part of this Mortgage and shall have effect as if set out in full in the body of this Mortgage and any reference to this Mortgage includes the Recitals and Schedules.

2                                         Covenant to Pay

2.1                               The Mortgagor hereby covenants that it will, on the Mortgagee’s written demand, pay or discharge to the Mortgagee all Indebtedness now or in the future due and payable, owing or incurred by it to the Mortgagee under or in connection with the Finance Documents, whether on or after such demand and including any Indebtedness (secured or unsecured) of the Mortgagor to a third party which has been subsequently assigned or novated to the Mortgagee.

2.2                               The making of one demand for monies due under the Facility Agreement shall not preclude the Mortgagee from making any further demands.

3                                         Security

3.1                               The Mortgagor hereby mortgages to the Mortgagee by way of a first equitable mortgage as a continuing security for the payment and discharge of the Secured Obligations, the Mortgaged Shares.

3.2                               The Mortgagor hereby charges to the Mortgagee by way of first fixed charge as a continuing security for the payment and discharge of the Secured Obligations, all its right, title, interest and benefit present and future in, to and under the Mortgaged Shares.

3.3                               Any receipt, release or discharge of any security interest created by this Mortgage or any other Security Document or of any Liability arising under this Mortgage or any other Security Document may be given by the Mortgagee in accordance with the provisions of this Mortgage or any other Security Document and shall not release or discharge the Mortgagor from any Liability owed to the Mortgagee for the same or any other monies which may exist independently of this Mortgage or any other Security Document.  Where such receipt, release or discharge relates to only part of the Secured Obligations such receipt, release or discharge shall not prejudice or affect any other part of the Secured Obligations nor any of the rights and remedies of the Mortgagee under this Mortgage or under any Finance Document nor any of the obligations of the Mortgagor under this Mortgage or any Finance Document.

3.4                               Subject to Clauses 7.1 of this Mortgage, upon the unconditional and irrevocable payment or discharge of all Secured Obligations and the Mortgagee having no further obligation (whether actual or contingent) to make advances or provide other financial accommodation under the Finance Documents or otherwise, the Mortgagee shall on request by the Mortgagor (at the Mortgagor’s cost) release the Mortgaged Shares from the security interests and discharge the obligations of the Mortgagor, each created by this Mortgage.  Such release shall not prejudice the rights of the Mortgagee under Clauses 7.1 and 15.

3.5                               Subject to Clause 7.1 of this Mortgage, the Mortgagee sall immediately (at the Mortgagor’s cost) release the applicable Mortgaged Shares from the security interests and discharge the obligations of the Mortgagor with respect to such Mortgaged Shares, each created by this Mortgage.  Such release shall not prejudice the rights of the Mortgagee under Clauses 7.1 and 15.

3.6                               The Mortgagee shall, following the release of the security interest and discharge of the obligations of the Mortgagor created by this Mortgage, provide written confirmation of such release and discharge to the Mortgagor.

3.7                               Any release, discharge or settlement between the Mortgagor and the Mortgagee shall be conditional upon no security, disposition or payment to the Mortgagee being void, set aside or ordered to be refunded pursuant to any enactment or law relating to liquidation or insolvency or for any other reason whatsoever and if such condition is not fulfilled the Mortgagee shall be entitled to enforce this Mortgage as if such release, discharge or settlement had not occurred and any such payment not been made.

4                                         Covenants by the Mortgagor

The Mortgagor covenants that, for so long as any Secured Obligations remain outstanding:

4.1                               it shall deliver to the Mortgagee (on the date hereof) in form and substance acceptable to the Mortgagee:

(a)                                 the original share certificate(s) (if any) in respect of the Initial Shares (or confirmation from the Company that it does not issue any such certificates);

(b)                                 blank, signed and undated transfer in respect of the Initial Shares in the form set out in Schedule 2;

(c)                                  a notice of equitable mortgage and/or charge addressed by the Mortgagor to the Company in the form set out in Schedule 3;

(d)                                 an signed (undated) notice from the Mortgagor and the Mortgagee to the Company in the form set out in Schedule 6.

4.2                               subject to paragraph (e) of clause 16.21 (Condition Subsequent) of the Facility Agreement, it shall deliver or procure the delivery, to the Mortgagee in form and substance acceptable to the Mortgagee as soon as reasonably practicable and in any event within seven (7) Business Days of this Mortgage:

(a)                                 the register of members of the Company updated with an annotation of the existence of this Mortgage noting the existence of the security interests created in favour of the Mortgagee by this Mortgage in the register of members of the Company;

(b)                                 an executed letter of undertaking and confirmation from the Company in the form set out in Schedule 4; and

(c)                                  an executed letter of instruction from the Company to its registered office service provider in the form set out in Schedule 5.

4.3                               it shall, for as long as any Secured Obligations remain outstanding, immediately and from time to time deposit with the Mortgagee:

(a)                                 all original share certificates (if any) and any other documents of title relating to the Mortgaged Shares (which, for the avoidance of doubt, includes all share certificates and other documents of title relating to any shares in the Company acquired by the Mortgagor after the date of this Mortgage); and

(b)                                 blank, signed and undated transfers in respect of all Mortgaged Shares other than the Initial Shares in the form set out in Schedule 2 as and when any further shares in the Company are acquired by the Mortgagor.

4.4                               it shall promptly pay (and shall indemnify the Mortgagee on demand against) all calls, instalments and other payments which may be made or become due in respect of the Mortgaged Shares and, in the event of default by the Mortgagor, the Mortgagee may do so on behalf of the Mortgagor;

4.5                               it shall not (and shall procure that its Affiliates shall not), except with the prior written consent of the Mortgagee:

(a)                                 create, or agree or attempt to create, or permit to subsist over all or part of the Mortgaged Shares of the Mortgagor (or any interest therein) any Security Interest (except as may be created under this Mortgage or a lien arising by operation of law or otherwise permitted under the Facility Agreement) or any trust over any the Mortgaged Shares of the Mortgagor whether ranking prior to, pari passu with or behind the security contained in this Mortgage;

(b)                                 sell, assign, lease, license or sub-license, grant any interest in the Mortgaged Shares of the Chargor or any interest therein or attempt or agree to surrender or so dispose (other than in accordance with this Mortgage or permitted under the Facility Agreement);

(c)                                  permit any person other than the Mortgagor or the Mortgagee or the Mortgagee’s nominee or nominees to be registered as, or become the holder of, the Mortgaged Shares;

(d)                                 vote in favour of a resolution to amend, modify or change the memorandum and articles of association of the Company in a manner that might reasonably be expected to have a Material Adverse Effect or to continue the Company in a jurisdiction outside the Cayman Islands; or

(e)                                  exercise any voting or other rights in a way which may prejudice the value (as determined by the Mortgagee in a commercially reasonable manner) of its Mortgaged Shares or otherwise jeopardise the security constituted by this Mortgage over them;

4.6                               it shall procure that the Register of Members of the Company is located and maintained at the registered office of the Company in the Cayman Islands.

4.7                               it shall promptly forward to the Mortgagee any notices, reports, accounts, circulars and other documents relating to the Mortgaged Shares as soon as they are received; provided that the Mortgagor shall have no obligation to deliver any Material Non-Public Information;

4.8                               at any time after the service of an Enforcement Notice it shall exercise all voting and other rights and powers which may at any time be exercisable by the holder of the Mortgaged Shares as the Mortgagee may in its absolute discretion direct;

4.9                               if it receives a balance sheet, profit and loss account or any notice, report, statement or circular sent or delivered by the issuer of any Mortgaged Shares to its members, it shall promptly deliver a copy to the Mortgagee; provided that the Mortgagor shall have no obligation to deliver any Material Non-Public Information;

4.10                        it shall not take or accept any Security Interest from the Company or, in relation to the Secured Obligations, from any third party, without first obtaining the Mortgagee’s written consent; and

4.11                        unless directed in writing to do so by the Mortgagee it shall not prove in a liquidation or winding up of the Company until all the Secured Obligations are paid in full and if directed to prove by the Mortgagee (or if the Mortgagor otherwise receives any payment or other benefit in breach of this Clause 4.10) the Mortgagor shall hold all monies received by it on trust for the Mortgagee to satisfy the Secured Obligations;

4.12                        it shall:

(a)                                 immediately after the execution of this Mortgage, instruct its registered agent to create and maintain a Register of Charges and to enter particulars of the security created pursuant to this Mortgage in such Register of Charges, and the Mortgagor shall instruct its registered agent to effect registration of particulars of this Mortgage at the Registry of Corporate Affairs of the British Virgin Islands (the “Registry”) pursuant to Section 163 of the BVI Business Companies Act 2004 (as amended) of the British Virgin Islands (the “BCA”).

(b)                                 promptly and in any event within two (2) Business Days from and including the date of execution of this Mortgage, shall deliver or procure to be delivered to the Mortgagee a certified copy of the updated Register of Charges recording the particulars of the security created pursuant to this Mortgage and a confirmation in writing from the registered agent of the Mortgagor that the relevant application form to register the security created pursuant to this Mortgage with the Registry has been filed with the Registry pursuant to Section 163 of the BCA;

(c)                                  promptly and in any event within five (5) Business Days from the submission of the application for registration of security in respect of this Mortgage, shall deliver or procure to be delivered to the Mortgagee the certificate of registration of charge issued by the Registry and a Registry stamped copy of the description of the security created pursuant to this Mortgage; and

(d)                                 subject to paragraph (e) of clause 16.21 (Condition Subsequent) of the Facility Agreement, promptly and in any event within seven (7) Business Days of the date of execution of this Mortgage procure that a notation of this Mortgage is made in the Register of Members of the Company in respect of this Mortgage and procure that the registered officer provider provide the Mortgagee with a certified copy of such Register of Members.

5                                         Representations and Warranties

5.1                               The Mortgagor represents and warrants to the Mortgagee and undertakes that the Register of Members of the Company is located and maintained at the registered office of the Company in the Cayman Islands.

5.2                               Without prejudice to Clause 5.1 above, the Mortgagor makes the representations and warranties set out in clause 14 (Representations) of the Facility Agreement as if those representations and warranties were set out in full in this Mortgage with such amendments as the context may require and as necessary in order for such representations and warranties to be made (or deemed to be repeated if such representations and warranties are repeating representations and warranties) by the Mortgagor on the same basis as the Borrower under clause 14 (Representations) of the Facility Agreement.

6                                         Power of Attorney

6.1                               The Mortgagor, by way of security for the payment of the Secured Obligations and the performance of its obligations under this Mortgage and the Finance Documents, hereby irrevocably appoints the Mortgagee (whether or not a Receiver or administrator has been appointed) and any Receiver separately to be its attorney (with full power to appoint substitutes and to delegate) with power in its name and on its behalf, and as its act and deed or otherwise at any time and from time to time, to:

(a)                                 sign, seal, execute, deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents and do all acts and things which the Mortgagee may consider to be necessary or advisable to perfect or improve its security over the Mortgaged Shares; or

(b)                                 give proper effect to the intent and purposes of this Mortgage;

(c)                                  give any instruction under the rules and practices of any relevant system;

(d)                                 enable or assist in any way in the exercise of any right or the enforcement thereof including any power of sale of the Mortgaged Shares (whether arising under this Mortgage or implied by statute or otherwise); and

(e)                                  perform any other act of any description,

which may be required of the Mortgagor under this Mortgage or may be deemed by such attorney necessary or desirable for any purpose of this Mortgage or to constitute, enhance or perfect the security intended to be constituted by it or to convey or transfer legal ownership of any Mortgaged Shares, provided that unless and until the occurrence of an Event of Default (and for so long as the same continues) the Mortgagee may not do anything pursuant to this appointment.

6.2                               The Mortgagor ratifies and confirms all acts done by any attorney in the exercise or purported exercise of this power of attorney.

6.3                               All sums expended by the Mortgagee or any Receiver under this Clause shall be recoverable from the Mortgagor in accordance with the terms of this Mortgage.

7                                         Retention of Mortgaged Shares

7.1                               If the Mortgagee reasonably considers that any payment, security or guarantee provided or to be provided to it (a “Relevant Transaction”) by any person could reasonably be expected to be avoided, reduced or invalidated by virtue of applicable law, the Mortgagee shall be entitled to retain and shall not be obliged to release any of the relevant Mortgaged Shares until the expiry of the Retention Period in relation to that Relevant Transaction or such time as the Mortgagee would no longer reasonably expect such reduction, avoidance or invalidation (the “Relevant Period” ).

7.2                               In the event of the Dissolution of such person at any time before the expiry of that Relevant Period, the Mortgagee:

(a)                                 may continue to retain the Mortgaged Shares and the charge for a further period expiring on the later of the expiry of the Retention Period and the date on which all proceedings relating to such Dissolution are determined; and

(b)                                 shall not be obliged during such period to release any of the relevant Mortgaged Shares from any Security Interest created pursuant to this Mortgage.

8                                         Event of Default

8.1                               The Mortgagee may at any time after the occurrence of an Event of Default serve an Enforcement Notice on the Mortgagor. Unless and until the occurrence of an Event of Default:

(a)                                 all voting and other rights attaching to the Mortgaged Shares shall continue to be exercised by the Mortgagor; and

(b)                                 the Mortgagor shall be entitled to receive and retain any and all dividends paid in respect of the Mortgaged Shares or any thereof.

8.2                               If at any time after the occurrence of an Event of Default but before the Mortgagee has served an Enforcement Notice on the Mortgagor, the Mortgagor intends to exercise the voting rights attaching to the Mortgaged Shares:

(a)                                 the Mortgagor must notify the Mortgagee in writing with reasonable details in respect of the proposed exercise of such voting rights; and

(b)                                 the Mortgagor’s proposed exercise of the voting rights shall not result in any other Default or Event of Default or may, in the opinion of the Mortgagee, adversely affect the enforcement of the Mortgagee’s rights under this Mortgage.

8.3                               The Mortgagee may forthwith following the occurrence of an Event of Default and delivery of an Enforcement Notice enforce all of the security created by this Mortgage and exercise all or any of the powers, authorities and discretions conferred by the Finance Documents or this Mortgage or otherwise by law on mortgages, charges and Receivers (whether or not it has appointed a Receiver), to sign, seal, deliver and complete all transfers, renunciations, proxies, mandates, assignments, deeds and documents and do all acts and things which the Mortgagee may, in its absolute discretion, at any time and from time to time specify for enabling or assisting the Mortgagee:

(a)                                 to perfect or improve its title to and security over the Mortgaged Shares;

(b)                                 to vest the Mortgaged Shares in the Mortgagee or its nominee or nominees;

(c)                                  to procure that the Mortgagee or its nominee or nominees is registered in the Register of Members of the Company in respect of the Mortgaged Shares;

(d)                                 to exercise (or enable its nominee or nominees to exercise) any rights or powers attaching to the Mortgaged Shares;

(e)                                  to sell or dispose of the Mortgaged Shares; and/or

(f)                                   otherwise to enforce any of the rights of the Mortgagee under or in connection with this Mortgage.

9                                         Mortgagee’s Rights as to Shares

At any time after the occurrence of an Event of Default and delivery of an Enforcement Notice, the Mortgagee shall, without prejudice to any other right or remedy available hereunder or under applicable law, forthwith become entitled:

9.1                               solely and exclusively to exercise all voting rights attaching to the Mortgaged Shares or any thereof and shall exercise such rights in such manner as the Mortgagee may in its absolute discretion determine; and/or

9.2                               solely and exclusively to exercise all other rights and/or powers and/or discretions of the Mortgagor in, to and under the Mortgaged Shares pursuant to the memorandum and articles of association of the Company; and/or

9.3                               to receive and retain all dividends and other distributions made on or in respect of the Mortgaged Shares or any thereof to be applied towards the discharge of the Secured Obligations and any such dividends and other distributions received by the Mortgagor after such time shall be held in trust by the Mortgagor for the Mortgagee and be paid or transferred to the Mortgagee on demand to be applied towards the discharge of the Secured Obligations; and/or

9.4                               without notice to, or further consent or concurrence by, the Mortgagor to sell the Mortgaged Shares or any part thereof by such method, at such place and upon such terms as the Mortgagee may in its absolute discretion determine, with power to postpone any such sale and in any such case the Mortgagee may exercise any and all rights attaching to the Mortgaged Shares as the Mortgagee in its absolute discretion may determine and without being answerable for any loss occasioned by such sale or resulting from postponement thereof or the exercise of such rights; and/or

9.5                               to date and present to the Company or any other applicable person any undated documents provided to it pursuant to Clause 4 or any other provision of this Mortgage to take all steps to register the Mortgaged Shares in the name of the Mortgagee or its nominee or nominees and to assume control as registered owner of the Mortgaged Shares.

10                                  Receiver

10.1                        At any time after the occurrence of an Event of Default the Mortgagee may by writing without notice to the Mortgagor appoint one or more person or persons as the Mortgagee thinks fit to be a receiver (the “Receiver”) in relation to the Mortgaged Shares.  Where the Mortgagee appoints two or more persons as Receiver, the Receivers may act jointly or independently.

10.2                        The Mortgagee may remove any Receiver it appoints, and appoint another person or other persons as Receiver or Receivers, either in the place of a Receiver it has removed, or who has otherwise ceased to act, or to act jointly with a Receiver or Receivers.

10.3                        If at any time any two or more persons hold office as Receivers of the same assets or income, such Receivers may act jointly and/or severally so that each one of such Receivers shall be entitled (unless the contrary is stated in any instrument(s) appointing them) to exercise all the powers and discretions hereby conferred on Receivers individually and to the exclusion of the other or others of them.

10.4                        Every such appointment or removal, and every delegation, appointment or removal by the Mortgagee in the exercise of any right to delegate its powers or to remove delegates, may be made in writing under the hand of any officer of the Mortgagee.

10.5                        Every Receiver shall have all the powers of the Mortgagee in this Mortgage and, without prejudice to the foregoing, shall have the following powers:

(a)                                 power to take possession of, collect and get in any of the Mortgaged Shares and, for that purpose, to take such proceedings as may seem to him to be expedient;

(b)                                 without notice to, or further consent or concurrence by, any Mortgagor to sell or otherwise dispose of any of the Mortgaged Shares by such method, at such place and upon such terms as a Receiver may in its absolute discretion determine, with power to postpone any such sale and in any such case a Receiver may exercise any and all rights attaching to the Mortgaged Shares as the Receiver in its absolute discretion may determine and without being answerable for any loss occasioned by such sale or resulting from postponement thereof or the exercise of such rights;

(c)                                  power to raise or borrow money and grant security over any of the Mortgaged Shares;

(d)                                 power to appoint attorneys or accountants or other professionally qualified persons to assist him in the performance of his functions;

(e)                                  power to bring or defend any action or other legal proceedings in the name of and on behalf of the Mortgagor in respect of the Mortgaged Shares;

(f)                                   power to do all acts and execute in the name and on behalf of the Mortgagor any document or deed in respect of the Mortgaged Shares;

(g)                                  power to make any payment which is necessary or incidental to the performance of his functions;

(h)                                 power to make any arrangement or compromise on behalf of the Mortgagor in respect of the Mortgaged Shares;

(i)                                     power to rank and claim in the insolvency or liquidation of the Company and to receive dividends and to accede to trust deeds for the creditors of the Company;

(j)                                    power to present or defend a petition for the winding up of the Company; and

(k)                                 power to do all other things incidental to the exercise of the foregoing powers.

10.6                        The Receiver shall be the agent of the Mortgagor and the Mortgagor shall be jointly responsible for his acts and defaults and jointly liable on any contracts made, entered into or adopted by the Receiver.  The Mortgagee shall not be liable for the Receiver’s acts, omissions, negligence or default, nor be liable on contracts entered into or adopted by the Receiver.

10.7                        In making any sale or other disposal of any of the Mortgaged Shares in the exercise of their respective powers, the Receiver or the Mortgagee may accept by way of consideration for such sale or other disposal, cash, shares, loan capital or other obligations including, without limitation, consideration fluctuating according to or dependent upon a profit or turnover and consideration the amount of which is to be determined by a third party.  Any such consideration may be receivable in a lump sum or by instalments.

10.8                        Every Receiver shall be entitled to remuneration for his services at a rate to be fixed by agreement between him and the Mortgagee (or, failing such agreement, to be conclusively fixed by the Mortgagee) commensurate with the work and responsibilities involved upon the basis of charging from time to time adopted in accordance with the current practice of such Receiver or his firm.

10.9                        To the fullest extent permissible under law, the Mortgagee may exercise any right or power that the Receiver may exercise in relation to the enforcement of this Mortgage.

11                                  Other powers exercisable by the Mortgagee

11.1                        All powers of the Receiver conferred by this Mortgage may be exercised by the Mortgagee after this Mortgage has become enforceable.

11.2                        The Mortgagee shall have no Liability or responsibility to the Mortgagor arising out of the exercise or non-exercise of the powers conferred on it by this Clause, except for Gross Negligence, actual fraud or wilful default.

11.3                        The Mortgagee need not enquire as to the sufficiency of any sums received by it in respect of any debt or claim so assigned to it or make any claim or take any other action to collect in or enforce them.

12                                  Application of Monies by the Mortgagee or a Receiver

12.1                        The Mortgagee (and any Receiver) shall apply the monies received by it as a result of the enforcement of the security:

(a)                                 firstly, in payment or satisfaction of the expenses related to enforcement of this security (including without limitation the fees and expenses of any Receiver);

(b)                                 secondly, in meeting claims of the Mortgagee in respect of the Secured Obligations;

(c)                                  thirdly, in payment of the balance (if any) to the Mortgagor or persons entitled to it.

12.2                        The Mortgagee shall not be liable for any loss or damage occasioned by:

(a)                                 any sale or disposal of the Mortgaged Shares or an interest in the Mortgaged Shares; or

(b)                                 arising out of the exercise, or failure to exercise, any of its powers under this Mortgage; or

(c)                                  any neglect or default to pay any instalment or accept any offer or notify the Mortgagor of any such neglect or default; or

(d)                                 any other loss of whatever nature in connection with the Mortgaged Shares,

unless in each case such damage is caused by the Gross Negligence or wilful misconduct of the Mortgagee.

12.3                        The Mortgagee may, at any time after demand and until the irrevocable and unconditional payment to the Mortgagee of all Secured Obligations, place and keep to the credit of a suspense account any money received or realised by the Mortgagee by virtue of this Mortgage.  The Mortgagee shall have no intermediate obligation to apply such money in or towards the discharge of any Secured Obligations but shall immediately do so when the amount in such suspense account (together with amounts in any other accounts opened pursuant to any Finance Documents and any other payments to the Mortgagee) are sufficient to satisfy all of the Secured Obligations, with any surplus being paid to the Mortgagor.

13                                  Protection of the Mortgagee and Receiver

13.1                        Neither the Mortgagee nor any Receiver shall be liable in respect of any Liability which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise, any of their respective powers under or by virtue of this Mortgage, except if and insofar as such Liability results from its or his own Gross Negligence, actual fraud or wilful default.

13.2                        Without prejudice to the generality of Clause 13.1, neither the Mortgagee nor any Receiver shall be liable to account as mortgagee in possession or otherwise for any sum not actually received by it or him respectively.  If and whenever the Mortgagee enters into possession of any Mortgaged Shares, it shall be entitled at any time at its discretion to go out of possession.

14                                  Protection of Purchasers

14.1                        No purchaser from, or other person dealing with, the Mortgagee or any Receiver shall be concerned to enquire whether any of the powers which the Mortgagee has exercised or purported to exercise has arisen or become exercisable, or whether this Mortgage has become enforceable, or whether a Receiver has been validly appointed, or whether any event or cause has happened to authorise the Mortgagee or a Receiver to act or as to the propriety or validity of the exercise or purported exercise of any such power, and the title of such a purchaser and the position of such a person shall not be impeachable by reference to any of those matters.

14.2                        The receipt of the Mortgagee shall be an absolute and a conclusive discharge to a purchaser and shall relieve him of any obligation to see to the application of any money paid to or by the direction of the Mortgagee.

15                                  Continuing Security and Non-Merger

15.1                        The security constituted by this Mortgage shall be continuing and shall not be considered as satisfied or discharged by any intermediate payment or settlement of the whole or any part of the Secured Obligations or any other matter or thing whatsoever and shall be binding until all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full.

15.2                        This Mortgage is in addition to and shall not merge with or otherwise prejudice or affect any banker’s lien, right to combine and consolidate accounts, right of set-off or any other contractual or other right or remedy or any guarantee, lien, pledge, bill, note, charge or other security now or hereafter held by or available to the Mortgagee.

16                                  Ruling Off Account

16.1                        On receiving notice that the Mortgagor has created a Security Interest over or otherwise encumbered or disposed of any of its Mortgaged Shares, the Mortgagee may rule off all its accounts and open new accounts with the Mortgagor.

16.2                        If the Mortgagee does not open a new account immediately on receipt of such notice, it shall nevertheless be treated as if it had done so on that day. From that day, all payments made by the Mortgagor to the Mortgagee shall be treated as having been credited to a new account and shall not operate to reduce the amount owing from the Mortgagor to the Mortgagee at the time when it received such notice, until the amount deposited into such account, together with amounts in any other accounts opened pursuant to any Finance Documents and any other payments to the Mortgagee pursuant to the Finance Documents, are sufficient to satisfy all of the Secured Liabilities at which point all such amounts shall be applied to the Liabilities with any surplus being paid to the Mortgagor.

17                                  Currency

17.1                        Clause 11.1 (Currency Indemnity) of the Facility Agreement shall apply to this Mortgage mutatis mutandis.

18                                  Costs

The Mortgagor shall reimburse the Mortgagee on demand with respect to costs and expenses in accordance with clauses 13.1 (Transaction Expenses) and 13.2 (Amendment Costs) of the Facility Agreement.

19                                  Variation and Amendment

This Mortgage shall remain in full force and effect notwithstanding any amendments or variations from time to time of the Facility Agreement and no variation of this Mortgage shall be valid unless it is in writing and signed by or on behalf of each of the parties.

20                                  Assignment

20.1                        The rights and obligations of the Mortgagor under this Mortgage are not assignable or transferable and the Mortgagor shall not purport to assign or transfer any or all such rights or obligations.

20.2                        The Mortgagee may at any time assign all of any part of its rights under this Mortgage to any person to whom it (in its capacity as Lender) assigns any or all of its rights in accordance with the terms of the Facility Agreement, provided that the Mortgagee may assign all or any part of its rights under this Mortgage to any person (other than any natural person) when an Event of Default is continuing.

21                                  Information

The Mortgagee may from time to time seek from any other finance provider to the Mortgagor such information about the Mortgagor and its affairs to the extent the Mortgagee is entitled to such information pursuant to clause 15 (Information Undertakings) of the Facility Agreement.

22                                  Forbearance, severability and consents

22.1                        All rights, powers and privileges under this Mortgage shall continue in full force and effect, regardless of the Mortgagee exercising, delaying in exercising or omitting to exercise any of them.

22.2                        No provision of this Mortgage shall be avoided or invalidated by reason only of one or more other provisions being invalid or unenforceable.

22.3                        Save as otherwise expressly specified in this Mortgage, any consent of the Mortgagee may be given absolutely or on any terms and subject to any conditions as the Mortgagee may determine in its entire discretion.

23                                  Entire Agreement

This Mortgage constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this Mortgage.

24                                  Further Assurance

The Mortgagor shall promptly execute all documents and do all things that the Mortgagee may reasonably specify for the purpose of:

(a)                                 securing and perfecting its security over or title to all or any of the Mortgaged Shares; and/or

(b)                                 enabling the Mortgagee to vest all or part of the Mortgaged Shares in its name or in the names of its nominee(s), agent or any purchaser,

including the execution and delivery of all assignments, transfers, mortgages, charges, notices, instructions and such other documents as the Mortgagee may in its reasonably discretion think fit.

25                                  Notices

25.1                        Any notice or other communication to be given under or in connection with this Mortgage (the “Notice”) shall be in accordance with clause 25 (Notices) of the Facility Agreement.

25.2                        Any such notice or communication shall be sent to the address or number of the relevant party as set out below:

Mortgagor:

SHANGHAIMED, INC.

c/o Moore Stephens International Services (BVI) Limited,

Palm Grove House, P.O. Box 3186,

Wickhams Cay I,

Road Town, Tortola,

British Virgin Islands

Facsimile Number:

For the attention of:

With a copy to:

6/F, Tower B, Shimao Mansion, No. 92A, Jianguo Road, Chaoyang District, Beijing (北京市朝阳

区建国路甲92号世茂大厦B 座6层)

Facsimile Number: +86 (10) 53206689

For the attention of: Ligang Zhang

Email: leezhang1971@yahoo.com

Mortgagee:

GOPHER GLOBAL CREDIT FUND II

Room 01-04, 15/F, One Exchange Square

8 Connaught Place, Central

Hong Kong

Facsimile Number:  +852 3700 1740

For the attention of:  Kelvin So

26                                  Miscellaneous

26.1                        All sums payable by the Mortgagor under this Mortgage shall be paid without any set off, counterclaim, withholding or deduction whatsoever unless required by law in which event the Mortgagor will simultaneously with making the relevant payment under this Mortgage pay to the Mortgagee such additional amount as will result in the receipt by the Mortgagee of the full amount which would otherwise have been receivable and will supply the Mortgagee promptly with evidence satisfactory to the Mortgagee that the Mortgagor has accounted to the relevant authority for the sum withheld or deducted.

26.2                        A certificate signed (or, where reliance is being placed on it by any third party, appearing to be signed) by an officer of the Mortgagee as to the Secured Obligations for the time being due or owing from the Mortgagor to the Mortgagee shall be treated, in favour of the Mortgagee or any person to whom such certificate is issued, as conclusive evidence for all purposes against the Mortgagor and binding on it (save in the case of manifest error) and such certificate may be relied upon by the Mortgagee and any other such person in all circumstances without further enquiry.

26.3                        No delay or omission on the part of the Mortgagee in exercising any right or remedy under this Mortgage shall impair that right or remedy or operate as or be taken to be a waiver of it nor shall any single, partial or defective exercise of any such right or remedy preclude any other or further exercise under this Mortgage of that or any other right or remedy.

26.4                        The Mortgagee’s rights powers and remedies under this Mortgage are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers or remedies provided by law or otherwise and may be exercised from time to time and as often as the Mortgagee deems expedient.

26.5                        Any waiver by the Mortgagee of any terms of this Mortgage or any consent or approval given by the Mortgagee under it shall be effective only if given in writing and then only for the purpose and upon the terms and conditions (if any) on which it is given.

26.6                        If at any time any one or more of the provisions of this Mortgage is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions of this Mortgage nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall be in any way affected or impaired as a result.

26.7                        Any statement, certificate or determination of the Mortgagee as to the Secured Obligations or (without limitation) any other matter provided for in this Mortgage shall, in the absence of manifest error, be conclusive and binding on the Mortgagor.

26.8                        The Mortgagor shall at all times maintain an agent for service of process in the Cayman Islands.  Such agent shall be Time Evergreen Capital Investment, Inc. of P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205, Cayman Islands and any writ, judgment or other notice of legal process shall be sufficiently served on the Mortgagor if delivered to such agent as its address set out above. The Mortgagor undertakes not to revoke any authority of above agent and if, for any reason, such agent no longer serves as agent of the Mortgagor to receive service of process the Mortgagor shall promptly appoint another such agent and advise the Mortgagee of the new agent’s name and address for service.

26.9                        Waiver of Defences: The Mortgagor shall be deemed to be a principal debtor and the sole, original and independent obligor for the Secured Obligations and the Security Interest created by this Mortgage shall be deemed to be a principal security for the Secured Obligations.  The Liability of the Mortgagor under this Mortgage shall not be discharged, impaired or otherwise affected by any circumstance, act, omission, matter or thing which but for this provision might operate to reduce, release, prejudice or otherwise exonerate the Mortgagor from its obligations under the Finance Documents in whole or in part, including without limitation and whether or not known to the Mortgagor, the Mortgagee or any other person any variation (however fundamental and whether or not involving any increase in the Liability of the Mortgagor or any other obligor thereunder) or replacement of any Finance Documents or any other document or security so that the Mortgagor’s obligations under this Mortgage remain in full force and effect and that this Mortgage shall be construed accordingly as if there were no such circumstance, act, omission, matter or thing.

27                                  Law and Jurisdiction

27.1                        This Mortgage is governed by, and shall be construed in accordance with, the laws of the Cayman Islands.

27.2                        The Mortgagor irrevocably agrees for the exclusive benefit of the Mortgagee that the courts of the Cayman Islands shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which may arise out of or in connection with this Mortgage and for such purposes irrevocably submits to the jurisdiction of such courts.

28                                  Third Party Rights

28.1                        Each Receiver has the right under the Contracts (Rights of Third Parties) Law, 2014, as amended, modified, re-enacted or replaced (the “Third Party Rights Law”), to enforce, in its own right, its rights pursuant to Clauses 6, 10, 12 and 13 of this Mortgage subject to and in accordance with the provisions of the Third Party Rights Law.

28.2                        Notwithstanding any other term of this Mortgage, the consent of any person who is not a party to this Mortgage (including, without limitation, any Receiver) is not required for any amendment to, or variation, release, rescission or termination of this Mortgage.

29                                  Counterparts

This Mortgage may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

This Mortgage has been executed by the Mortgagor as a deed and signed by the Mortgagee and it shall take effect on the date stated at the beginning of this document.

The Mortgagor		/s/ LIGANG ZHANG
Executed and Delivered as a	)	SHANGHAIMED, INC. (Seal)
Deed by SHANGHAIMED, INC.	)	Director
(pursuant to a resolution of its Board	)
of Directors) acting by:	)	Ligang Zhang
)

The Mortgagee

Signed by Liu Yan	)	/s/ LIU YAN
for and on behalf of	)	Director
GOPHER GLOBAL CREDIT FUND II	)
)

Schedule 1

Amount or number of Initial Shares	Description of Shares

792,317	Class A Common shares of US$0.01 par value in iKang Healthcare Group, Inc. a Cayman Islands exempted company.

Schedule 2

Share Transfer

The Undersigned, SHANGHAIMED, INC., (the “Transferor”), for value received does hereby transfer to GOPHER GLOBAL CREDIT FUND II of Room 01-04, 15/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong (the “Transferee”), the                                           shares standing in its name in the undertaking called iKang Healthcare Group, Inc., to hold the same unto the Transferee.

Signed by the Transferor
acting by:

Dated this day of 201

SHANGHAIMED, INC.

Signed by the Transferee
acting by:

GOPHER GLOBAL CREDIT FUND II

Dated this day of 201

Schedule 3

Notice of Equitable Mortgage

[On Shareholder’s Notepaper]

To:                             iKang Healthcare Group, Inc.

                           2018

Dear Sirs

Mortgage over Shares

We hereby notify you that pursuant to a mortgage over shares dated            day of                2018 between SHANGHAIMED, INC., as mortgagor (the “Mortgagor”) and GOPHER GLOBAL CREDIT FUND II (the “Mortgage over Shares”), the Mortgagor has granted a security interest over the 792,317 Class A Common shares of US$0.01 par value standing in its name in iKang Healthcare Group, Inc., and at any time after GOPHER GLOBAL CREDIT FUND II  notifies you that an Event of Default (as defined in the Mortgage over Shares) has occurred you may take such steps to register GOPHER GLOBAL CREDIT FUND II or its nominee or nominees as the registered holder of the shares pursuant to the Mortgage over Shares.

Yours faithfully

for and on behalf of

SHANGHAIMED, INC.

Schedule 4

Letter of Undertaking and Confirmation from Company

iKang Healthcare Group, Inc.

                    2018

GOPHER GLOBAL CREDIT FUND II

Dear Sirs

iKang Healthcare Group, Inc. (the “Company”)

We refer to the mortgage over shares dated                2018 between SHANGHAIMED, INC., as mortgagor (the “Mortgagor”) and GOPHER GLOBAL CREDIT FUND II (the “Mortgage over Shares”) in respect of shares of iKang Healthcare Group, Inc., whereby, inter alia, the Mortgagor granted a security interest over the Mortgaged Shares in favour of the Mortgagee.

Capitalised words and expressions used in this letter which are not expressly defined herein have the meanings ascribed to them in the Mortgage over Shares and following words shall have the following meanings:

“Discharge Date” means the date on which the Company provides the registered office with a copy of the written confirmation of release of the security interests over the Shares and provided by the Mortgagee.

1                                         The Company hereby undertakes at any time following the occurrence of an Event of Default and until the Discharge Date, written notification of each having been received by the Company from the Mortgagor and the Mortgagee, in accordance with the articles of association of the Company, to register in the Company’s register of members any and all transfers of the Mortgaged Shares to the Mortgagee (or its nominee), as submitted to the Company by the Mortgagee.

2                                         The Company hereby undertakes to maintain the Company’s register of members at its registered office in the Cayman Islands and shall not maintain any duplicate or other register of members in any location outside of the Cayman Islands.

3                                         The Company hereby confirms that it has instructed its registered office service provider/administrator to make an annotation of the existence of the Mortgage over Shares and the security interests created thereby on the Company’s register of members.

4                                         This Deed is governed by, and shall be construed in accordance with, the laws of the Cayman Islands.

In witness whereof this instrument has been duly executed this                 2018 as a deed.

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EXECUTED and	)
DELIVERED as a DEED by	)
iKang Healthcare Group, Inc.	)

Director

EXECUTED and	)
DELIVERED as a DEED by	)
GOPHER GLOBAL CREDIT FUND II	)
)

Director

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Schedule 5

Form of Letter of Instructions from iKang Healthcare Group, Inc. to registered office service provider/administrator

iKang Healthcare Group, Inc.

Conyers Trust Company (Cayman) Limited

c/o 2901 One Exchange Square

8 Connaught Place

Central, Hong Kong

                     2018

Dear Sirs

iKang Healthcare Group, Inc. (the “Company”): Instructions to Registered Office Service Provider

We hereby notify you that pursuant to a mortgage (the “Mortgage”) dated            between SHANGHAIMED, INC., as mortgagor (the “Mortgagor”) and GOPHER GLOBAL CREDIT FUND II (the “Mortgagee”), the Mortgagor has granted a security interest in favour of the Mortgagee over all the shares standing in its name in the Company and all other shares in the Company from time to time legally or beneficially owned by the Mortgagor in the Company (the “Shares”).

Yours faithfully

Authorised Signatory for and on behalf of the Company

Acknowledged receipt of this letter by:-.

Authorised Signatory for and on behalf of Conyers Trust Company (Cayman) Limited

Schedule 6

Form of Notice from the Mortgagor and the Mortgagee to the iKang Healthcare Group, Inc.

To:                             iKang Healthcare Group, Inc.

                2018

Dear Sirs

Mortgage over Shares

We hereby notify you that pursuant to a mortgage over shares dated             day of              2018 between SHANGHAIMED, INC., as mortgagor (the “Mortgagor”) and GOPHER GLOBAL CREDIT FUND II (the “Mortgage over Shares”), the Mortgagor has granted a security interest over the 792,317 Class A Common shares of US$0.01 par value standing in its name in iKang Healthcare Group, Inc.

Pursuant to clause 8 of the Mortgage over Shares, an Event of Default (as defined in the Mortgage over Shares) has occurred and you may take such steps to register GOPHER GLOBAL CREDIT FUND II or its nominee or nominees as the registered holder of the shares pursuant to the Mortgage over Shares.

Yours faithfully

for and on behalf of

SHANGHAIMED, INC.

Yours faithfully

for and on behalf of

GOPHER GLOBAL CREDIT FUND II

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